Exhibit 99.1

StockerYale, Inc. Announces Second Quarter 2008 Financial Results

—Reports Record Revenues, Gross Profits and New Order Bookings—

SALEM, N.H. — July 24, 2008 — StockerYale, Inc. (NASDAQ: STKR) (“StockerYale”), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today announced financial results for its second fiscal quarter ended June 30, 2008.

Second Quarter 2008 Highlights:

•	Revenues increased 23% year-over-year, or 6% quarter-over-quarter, to a record $8.5 million;

•	Record net sales from StockerYale Canada (lasers) and StockerYale Ireland (LED systems), along with 30% year over year growth in Photonic Products revenue;

•	New order bookings a record $9.0 million and backlog was $11.2 million at June 30, 2008;

•	Gross profits increased 27% year-over-year, or 18% quarter-over-quarter, to a record $2.9 million. Gross margins were 34%, up from 33% year-over-year and 31% quarter-over-quarter;

•

EBITDA loss, a non-GAAP financial measure, excluding one-time charges associated with the proposed acquisition of Virtek Vision International, Inc. (“Virtek Vision”) and the closure of StockerYale Canada’s machining department, was ($106,000), compared to EBITDA losses of ($402,000) in the second quarter of fiscal 2007 and ($400,000) in the first quarter of fiscal 2008. Including the one-time charges, EBITDA loss for the second fiscal quarter of 2008 was ($284,000).

Recent Events:

•	On June 27, 2008, StockerYale commenced a Tender Offer to acquire all of the issued and outstanding stock of Virtek Vision for total consideration of approximately CDN$22 million.

“We are very pleased with our strong second quarter results, which reflect continued top-line growth across our three product lines combined with operating efficiency improvements,” stated Mark W Blodgett, Chairman and CEO of StockerYale, Inc. “Gross profits increased 27% on a 23% increase in revenues as we benefited from cost controls and capacity utilization improvements. A greater focus on sales execution also enabled us to achieve record new order bookings. Taken together, it is clear that steps taken in recent quarters to achieve more consistent operational and financial execution are starting to bear fruit, and resulted this quarter in a smaller EBITDA loss on both a sequential and year-over-year basis. Looking ahead, we will continue to focus on overall execution and are confident in our strategy to ensure StockerYale’s continued progress towards profitability.”

Second Quarter 2008 Financial Results

Net sales were $8.5 million for the second quarter of 2008, a 23% increase over $7.0 million for the second quarter of 2007 and a 6% increase compared with $8.1 million for the first quarter of 2008. Sales of laser modules, laser diodes and LED systems increased 28% year-over-year and 8% quarter-over-quarter.

Bookings for the second quarter of 2008 reached $9.0 million and backlog was $11.2 million at June 30, 2008.

Gross profit was $2.9 million for the second quarter of 2008, a 27% increase compared to the $2.3 million in the second quarter of 2007, and up 18% from $2.5 million in the first quarter of 2008. Second quarter 2008 gross margin was 34% compared with 33% in the comparable year-ago quarter, and 31% last quarter. Gross profit was negatively impacted by $150,000 due to the closure of the Company’s Montreal machining department, as management took steps to reduce fixed costs, and the unfavorable impact of foreign currency exchange.

Operating expenses totaled $4.3 million for the second quarter of 2008, an increase of 20% over the $3.6 million in the second quarter of 2007 and an increase of 8% as compared to $4.0 million in the first quarter of 2008. The increase over 2007 was primarily due to non-cash share-based compensation expensed under FAS 123(R), foreign currency exchange rate changes, and one-time charges related to the proposed acquisition of Virtek Vision. Excluding these charges, operating expenses for the second quarter of 2008 was $4.0 Million.

Research and Development expenses were flat at $0.8 million. Sales, marketing and general and administrative expenses increased by 28%, or $0.7 million versus the year-ago period due primarily to the non-cash share-based compensation expense, acquisition expenses and personnel costs.

Operating loss for the second quarter was $1.4 million, compared with operating losses of $1.3 million for the second quarter of 2007 and $1.5 million for the first quarter of 2008. Excluding the previously detailed one-time charges, operating loss for the second quarter of 2008 was $1.1 million.

Other expenses, which include primarily non-cash debt discount and financing costs, decreased by $171,000, or 18.0%, for the second quarter of 2008 versus the second quarter of 2007. Net loss including discontinued operations was $2.1 million or $(0.06) per share compared with $2.2 million or $(0.06) per share for the second quarter of 2007 and $2.2 million or $(0.06) per share for the first quarter of 2008. Net loss excluding the one-time charges was $1.9 million.

EBITDA loss was $(284,000) for the second quarter of 2008 compared to $(402,000) for the second quarter of 2007 and $(400,000) for the first quarter of 2008. EBITDA loss excluding the one-time charges was $(106,000).

Outlook

Based on strong order bookings and backlog, StockerYale expects third quarter 2008 revenue to be in the range of $8.2 to $8.7 million.

Conference Call and Webcast

StockerYale will host a conference call to discuss results today, Thursday, July 24, 2008 at 5:00 p.m. ET. Chairman, President and Chief Executive Officer Mark Blodgett and Chief Operating Officer and Chief Financial Officer Tim Losik will discuss the quarterly results, as well as the Company’s outlook for the third quarter of 2008. Interested parties may participate in the conference call by dialing 800-257-1836 (international dial-in 303-262-2142). No passcode is required for the call. A live webcast of the conference call may be accessed by visiting the Earnings Conference Call page of the Investor Relations section of the StockerYale website at www.stockeryale.com.

A telephonic replay of the conference call will be available through July 31, 2008 by dialing 800-405-2236 (international dial-in 303-590-3000) and entering passcode 11116856#. The webcast will be archived on the Company’s web site for twelve months.

About StockerYale, Inc.

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com

Safe Harbor Statement

This release contains forward-looking statements, which address a variety of subjects including, for example, bookings, backlog and revenues expected to be incurred or recognized in the second quarter and the remained of fiscal 2008, the further execution of StockerYale’s strategic business plan and impact of that plan, prospects for growth, projected revenue from new business engagements, the strength of StockerYale’s sales momentum and pipeline, the expected impact of strategic initiatives and financial performance and the expected benefits of the cost cutting initiatives. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology and medical industries; demand for our clients’ products; StockerYale’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale’s cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale’s financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale’ competes. For a detailed discussion of cautionary statements that may affect StockerYale’s future results of operations and financial results, please refer to StockerYale’s filings with the Securities and Exchange Commission, including StockerYale’s most recent

Annual Report on Form 10-KSB and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Investor Relations Contact:

The Piacente Group, Inc. (Investor Relations Counsel)

Sanjay M. Hurry

T: 212-481-2050

sanjay@tpg-ir.com

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company’s GAAP results.

The Company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to the operating loss before discontinued operations for the second quarter of 2008 is as follows:

	Three Months Ended June 30
	2008	2007
Net Loss	$(2,130)	$(2,150)
Income from discontinued operations	(2)	(42)

Plus

Interest expense (net)	386	393
Depreciation	516	481
Intangible asset amortization	295	310
Stock based compensation	286	104
Asset Impairment	36	—
Taxes	(62)	(53)
Amortization of Debt Discount & Financing Costs	391	555

EBITDA (loss)	$(284)	$(402)
Acquisition related charges	153	—
Machine shop charges / other	25	—

Adjusted EBITDA (loss)	$(106)	$(402)

Consolidated Statements of Operations

($ In thousands except share and per share data)

	Three Months Ended June 30,
	2008	2007
Net Sales	$8,547	$6,950
Cost of Sales	5,643	4,658

Gross Profit	2,904	2,292

Research & Development Expenses	827	814
Selling, General & Administrative Expenses	3,163	2,465
Amortization of Intangible Assets	295	310
Asset Impairment	36	—

Operating Loss	(1,417)	(1,297)

Interest & Other Income/(Expense)	(82)	(105)
Amortization of Debt Discount & Financing Costs	391	555
Interest Expense	304	288

Loss before taxes from Continuing Operations	(2,194)	(2,245)
Tax benefit	(62)	(53)

Net Loss from Continuing Operations	(2,132)	(2,192)
Income from Discontinued Operations	2	42

Net Loss	$(2,130)	$(2,150)

Loss Per Share from Continuing Operations	$(0.06)	$(0.06)
Loss Per Share from Discontinued Operations	$(0.00)	$(0.00)

Net Loss Per Share	$(0.06)	$(0.06)

Weighted Average Shares Outstanding	37,584,777	34,265,521

Consolidated Condensed Balance Sheets
ASSETS	June 30, 2008	December 31, 2007
Current Assets	$11,317	$10,775
Property, Plant & Equipment, Net	9,450	10,464
Other Assets	12,351	12,799

Total Assets	$33,118	$34,038

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities	$12,807	$8,269
Long Term Debt	8,578	11,864
Long Term Lease and Other Liabilities	4,215	4,406
Stockholders Equity	7,518	9,499

Total Liabilities & Stockholders Equity	$33,118	$34,038

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